Exhibit 99.3

Summary of Press Release Disclosed Items

Net Income Impact ($MM)

	2Q04		2Q05

Global Consumer
Cards	$44	(1)	$(90	)(8),(9)
Consumer Finance	3	(1)	—
Retail Banking	18	(1,2,3)	(10	)(9,10,11)
Other	378	(4)	—

Corporate & Investment Banking
Capital Markets and Banking	186	(1)	(37	)(9,11,12)
Transaction Services	53	(1)	0	(9,12)
Other	(4,572	)(4,5)	—

Global Wealth Management
Smith Barney	—		—
Private Bank	—		2	(9)

Alternative Investments	—		3	(9)

Corporate/Other	—		—

Discontinued Operations	(25	)(6)	—

Unallocated to products	(73	)(7)

(1)

Release of reserves for credit losses reflecting continued improvement in credit quality of $562 pre-tax ($376 after-tax comprised of $44 in Cards, $3 in Consumer Finance, $90 in Retail Banking, $186 in CM&B and $53 in GTS).

(2)	Implementation of SAB105 resulted in a pre-tax deferral of ($35) (($24) after-tax) of securitization gains in Retail Banking.
(3)	Losses on mortgage servicing hedges of ($80) pre-tax (($48) after-tax) due to the volatile rate environment in Retail Banking.
(4)	Gain on sale of the company’s 20% stake in the Samba Financial Group of $1,168 pre-tax ($756 after-tax comprised of $378 in Global Consumer Other and $378 in CIB Other).
(5)	WorldCom class action settlement and increased litigation reserves of ($7,915) pre-tax (($4,950) after-tax) in GCIB Other.
(6)	Reserves for net claims and operating losses in Argentina retirement services of ($25) in Discontinued Operations.
(7)	Higher expenses related to options, pension and legal of ($108) pre-tax (($73) after-tax) not allocated to products.
(8)	Temporary increase in bankruptcy filings resulted in approximately ($175) pre-tax (($114) after-tax) increase in credit costs in Cards.
(9)	Tax benefit related to resolution of an audit of $65 comprised of $24 in Cards, $21 in Retail Banking, $12 in CM&B, $3 in GTS, $2 in Private Bank and $3 in Alternative Investments.
(10)	Increase loan loss reserves in Germany primarily reflecting increased experience with the effects of bankruptcy law liberalization of ($127) pre-tax (($81) after-tax) in Retail Banking.
(11)	Restructuring of Mexico government notes of $98 pre-tax ($63 after-tax) comprised of $78 pre-tax ($50 after-tax) in Retail Banking and $20 pre-tax ($13 after-tax) in CM&B.
(12)	Increase in the allowance for unfunded commitments to corporate clients of ($96) pre-tax (($62) after-tax) in CM&B and ($4) pre-tax (($3) after-tax) in GTS.

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